Exhibit 10.1

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT OF

STRATEGIC HOTEL FUNDING, L.L.C.

This First Amendment o Limited Liability Company Agreement of SHC Funding, L.L.C. (this “Amendment”), dated as of March 15, 2005, is entered into by Strategic Hotel Capital, Inc., a Maryland corporation, as managing member (the “Managing Member”), of Strategic Hotel Funding, L.L.C. (the “Company”), for itself and on behalf of the members of the Company.

WHEREAS, Section 4.2(b) of the Limited Liability Company Agreement of the Company (as heretofore amended, the “Operating Agreement”) provides that the Managing Member may issue additional Membership Units or other Membership Interest in one or more classes, or one or more series of any such classes, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions senior to Non-Managing Membership Interests; provided, that (x) the additional Membership Interests are issued in connection with an issuance of shares of the Managing Member, which shares have designations, preferences and other rights of the additional Membership Interests issued to the Managing Member and (y) the Managing Member shall make a Capital Contribution to the Company in an amount equal to the net proceeds raised in connection with the issuance of such shares of the Managing Member;

WHEREAS, the Managing Member has entered into a Purchase Agreement dated as of March 9, 2005, pursuant to which the Managing Member has agreed to issue shares of a newly created series of preferred stock, designated Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”); and

WHEREAS, pursuant to the authority granted to the Managing Member pursuant to Section 4.2 and Section 14.1(b) of the Operating Agreement, the Managing Member desires to amend the Operating Agreement (i) to establish a new class of Units, to be entitled Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”), and to set forth the designations, rights, powers, preferences and duties of such Series A Preferred Units, which are substantially the same as those of the Series A Preferred Stock, and (ii) to make certain other changes to the Operating Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing Member hereby amends the Operating Agreement, as follows:

1. The Managing Member hereby establishes an additional class of Membership Units entitled “Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”). Series A Preferred Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit A hereto.

2. The Operating Agreement is hereby amended by attaching to Exhibit C thereto the Exhibit A attached hereto.

All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned in the Operating Agreement.

Except as modified herein, all terms and conditions of the Operating Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

STRATEGIC HOTEL CAPITAL, INC.,
as Managing Member

Strategic Hotel Funding, L.L.C.

By:	/S/ JAMES E. MEAD
Name:	James E. Mead
Title:	Executive Vice President

2

Exhibit A

MEMBERSHIP UNIT DESIGNATION OF

8.50% SERIES A CUMULATIVE REDEEMABLE MEMBERSHIP UNITS

The following membership unit designation (this “Membership Unit Designation”) is a statement of the designations, qualifications, special or relative rights and privileges of the 8.50% Series A Cumulative Redeemable Preferred Units of Strategic Hotel Funding, L.L.C. (the “Company”).

Capitalized terms used but not otherwise defined in this Membership Unit Designation shall have the same meanings ascribed to them in the Company’s Limited Liability Company Agreement, dated as of June 29, 2004, and any amendments thereto (collectively, the “Operating Agreement”).

Section 1. Number of Preferred Units And Designation. A series of Membership Units, designated as 8.50% Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”), is hereby established. The number of Series A Preferred Units shall be 4,600,000, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Managing Member.

Section 2. Definitions.

“Articles Supplementary for the Series A Preferred Stock” shall mean the Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock as 8.50% Series A Cumulative Redeemable Preferred Stock.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Series A Preferred Stock” shall mean the 8.50% Series A Cumulative Redeemable Preferred Stock of the Managing Member, par value $0.01 per share.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

“Distribution Payment Date” shall mean the last calendar day of March, June, September and December in each year, commencing on June 30, 2005; provided, however, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the Business Day immediately following such Distribution Payment Date and no interest or other sum shall accumulate or be paid on the amount so payable for the period after such Distribution Payment Date to such next Business Day.

“Distribution Periods” shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial

Distribution Period, which shall commence on the Issue Date and end on and include June 30, 2005, and other than the Distribution Period during which any Series A Preferred Units shall be redeemed pursuant to Section 5, which shall end on and include the date fixed for redemption with respect to the Series A Preferred Units being redeemed).

“Fully Junior Units” shall mean the common Membership Units and any other class or series of Membership Units of the Company now or hereafter issued and outstanding over which the Series A Preferred Units have preference or priority in both (i) the payment of distributions and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Issue Date” shall mean March 16, 2005.

“Junior Units” shall mean the common Membership Units and any other class or series of Membership Units of the Company now or hereafter issued and outstanding over which the Series A Preferred Units have preference or priority in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Company and, unless the context clearly indicates otherwise, shall include Fully Junior Units.

“Parity Units” shall have the meaning set forth in paragraph (b) of Section 6.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Series A Preferred Units” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any action other than the following: the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Managing Member and a declaration of distributions or other distribution by the Company, the allocation of funds to be so paid on any series or class of shares of Membership Units of the Company; provided, however, that if any funds for any class or series of Junior Units or any class or series of shares of Membership Units ranking on a parity with the Series A Preferred Units as to the payment of distributions are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 3. Distributions.

(a) The holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the Board of Directors, distributions payable in cash in an amount per unit equal to 8.50% of the liquidation preference per annum (equivalent to $2.125 per unit annum), except as provided in Section 3(b). Such distributions shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Distribution

Period or Periods there shall be funds of the Company legally available for the payment of such distributions, and shall be payable quarterly, when, as and if authorized by the Managing Member, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date after the Issue Date. Each such distribution shall be payable in arrears to the holders of record of Series A Preferred Units, as they appear on the records of the Company at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Distribution Payment Dates thereof, as shall be fixed by the Managing Member. Accrued and unpaid distributions on the Series A Preferred Units for any past Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Distribution Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Managing Member.

(b) The amount of distributions payable for each full Distribution Period for the Series A Preferred Units shall be computed by dividing the annual distribution rate by four. The amount of dividends payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series A Preferred Units shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Units shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units that may be in arrears.

(c) So long as any Series A Preferred Units are outstanding, no full distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Units, as to distributions, for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Units for all past Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart), as aforesaid, all distribution declared upon the Series A Preferred Units and all distributions declared upon any other class or series of Parity Units, as to distributions, shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series A Preferred Units and accumulated and unpaid on such Parity Units.

(d) So long as any Series A Preferred Units are outstanding, no distributions (other than distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units or Parity Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Units or Parity Units) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Units), unless in each case (i) the full cumulative distributions on all outstanding Series A

Preferred Units and any other Parity Units of the Company shall have been paid or declared and set apart for payment for all past Distribution Periods with respect to the Series A Preferred Units and all past distribution periods with respect to such Parity Units and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the distribution for the current Distribution Period with respect to the Series A Preferred Units and the current distribution period with respect to such Parity Units. Any distribution payment on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due which remains payable.

(e) No distributions on Series A Preferred Units shall be authorized by the Board of Directors of the Corporation or declared and paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness for borrowed money, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Units shall be entitled to receive Twenty-Five Dollars ($25.00) per Series A Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Company, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series A Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or transfer of all or substantially all of the Company’s assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b) Subject to the rights of the holders of shares of any series or class or classes of Membership Units ranking on a parity with or prior to the Series A Preferred Units upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series A Preferred Units, as provided in this Section 4, any other series or class or classes of Junior Units shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units shall not be entitled to share therein.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of Membership Units of the Company or otherwise, is permitted under the Delaware law, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Units shall not be added to the Company’s total liabilities.

Section 5. Redemption. In connection with the redemption by the Managing Member of any of shares of Series A Preferred Stock in accordance with the provisions of the Articles Supplementary of the Series A Preferred Stock, the Company shall provide cash to the Managing Member for such purpose which shall be equal to the redemption price (as set forth in the Articles Supplementary of the Series A Preferred Stock), plus all distributions accumulated and unpaid to the Redemption Date (as defined in the Articles Supplementary of the Series A Preferred Stock), and one Series A Preferred Unit shall be concurrently redeemed with respect to each share of Series A Preferred Stock so redeemed by the Managing Member. From and after the applicable Redemption Date (as defined in the Articles Supplementary of the Series A Preferred Stock), the Series A Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Units shall cease. Any Series A Preferred Units so redeemed may be reissued to the Managing Member at such time as the Managing Member reissues a corresponding number of shares of Series A Preferred Stock so redeemed or repurchased, in exchange for the contribution by the Managing Member to the Company of the proceeds from such reissuance of shares of Series A Preferred Stock.

Section 6. Ranking. Any class or series of Membership Units of the Corporation shall be deemed to rank:

(a) prior to the Series A Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Units;

(b) on a parity with the Series A Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit thereof be different from those of the Series A Preferred Units, if the holders of such class or series and the Series A Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per unit or liquidation preferences, without preference or priority one over the other (“Parity Units”);

(c) junior to the Series A Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Units; and

(d) junior to the Series A Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Units.

Section 7. Voting. Except as required by applicable law, the holders of the Series A Preferred Units, in their capacity as such, shall have no voting rights.

Section 8. Limitation on Ownership. The Series A Preferred Units shall be owned and held solely by the Managing Member.

Section 9. Sinking Fund. The Series A Preferred Units shall not be entitled to the benefits of any retirement or sinking fund.

Section 10. Conversion. The Series A Preferred Units are not convertible into or exchangeable for any other property or securities of the Company.

Section 11. Allocations. The Company’s items of income, gain, loss and deduction shall be allocated to the holders of the holders of Series A Preferred Units and the other Members for each taxable year (or portion thereof) as provided herein below:

(a) After giving effect to the special allocations set forth in Sections 6.2 and 6.3 of the Operating Agreement, Net Income shall be allocated to the Members as follows:

(i) first, to the holders of Series A Preferred Units and the holders of any Parity Units pro rata in proportion to the aggregate Net Losses allocated to each such class of holders pursuant to Section 11(b)(ii) for all prior taxable years (and within each such class of Membership Units, pro rata with respect to each Membership Unit of such class), until the aggregate Net Income allocated to such holders pursuant to this Section 11(a)(i) for the current and all prior taxable years is equal to the aggregate Net Losses allocated to such holders pursuant to Section 11(b)(ii) for all prior taxable years;

(ii) second, to the holders of Series A Preferred Units and the holders of any Parity Units pro rata in proportion to the respective amounts of distributions accumulated on the Series A Preferred Units and on such Parity Units up to the last day of the current taxable year (or portion thereof) (and within each such class of Membership Units, pro rata with respect to each Membership Unit of such class), until the aggregate Net Income allocated to such holders pursuant to this Section 11(a)(ii) for the current and all prior taxable years is equal to the aggregate amount of distributions accumulated on the Series A Preferred Units and on such Parity Units up to the last day of the current taxable year (or portion thereof); and

(iii) third, to the holders of Junior Units in accordance with the rights of each class of Junior Units.

(b) After giving effect to the special allocations set forth in Sections 6.2 and 6.3 of the Operating Agreement, Net Losses shall be allocated to the Members as follows:

(i) first, to the holders of Junior Units in the reverse order of the priorities of each class of Junior Units; provided that Net Losses shall not be allocated to such holders to the extent that such allocation would cause any holder of Junior Units to have an Adjusted Capital Account Deficit at the end of such taxable year (or portion thereof) (or increase any existing Adjusted Capital Account Deficit); and

(ii) second, to the holders of Series A Preferred Units and the holders of any Parity Units pro rata in proportion to the number of Membership Units of each such class; provided that Net Losses shall not be allocated to such holders to the extent that such allocation would cause any holder of Series A Preferred Units or Parity Units to have an Adjusted Capital Account Deficit at the end of such taxable year (or portion thereof) (or increase any existing Adjusted Capital Account Deficit).

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IN WITNESS WHEREOF, this Membership Unit Designation has been duly executed by the Managing Member on behalf of the Company as of the day and year set forth below.

Dated: March 15, 2005	MANAGING MEMBER

STRATEGIC HOTEL CAPITAL, INC.

	By:	/S/ JAMES E. MEAD
	Name:	James E. Mead
	Title:	Executive Vice President